MAA

EARNINGS RELEASE

Supplemental Data | First Quarter 2018

www.maac.com

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations (Unaudited)	8
Share and Unit Data	9
Consolidated Balance Sheets (Unaudited)	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/2018 Acquisition Activity & Disposition Activity (Through March 31, 2018)	S-7
Investments in Unconsolidated Real Estate Entities	S-8
Debt and Debt Covenants as of March 31, 2018	S-9
2018 Guidance/Reconciliation of Net Income per Diluted Common Share Guidance to FFO and AFFO per Share Guidance	S-11
Credit Ratings/Common Stock/Investor Relations Data	S-12

OVERVIEW

MAA REPORTS FIRST QUARTER RESULTS
MEMPHIS, Tenn., May 2, 2018 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended March 31, 2018.

Net Income Available for Common Shareholders
For the quarter ended March 31, 2018, net income available for MAA common shareholders was $48.1 million, or $0.42 per diluted common share, compared to $41.0 million, or $0.36 per diluted common share, for the quarter ended March 31, 2017. Results for the quarter ended March 31, 2018 included $2.6 million, or $0.02 per diluted common share, of non-cash expense related to an embedded derivative in the preferred shares issued in the merger with Post Properties, Inc., or Post Properties, and $3.8 million, or $0.03 per diluted common share, of merger and integration costs related to the Post Properties merger. Results for the quarter ended March 31, 2017 included $2.3 million, or $0.02 per diluted common share, of non-cash income related to the embedded derivative in the preferred shares issued in the Post Properties merger as well as $6.2 million, or $0.05 per diluted common share, of merger and integration costs related to the Post Properties merger.

Funds from Operations (FFO)
For the quarter ended March 31, 2018, FFO was $169.6 million, or $1.44 per diluted common share and unit, or per Share, compared to $171.7 million or $1.46 per Share, for the quarter ended March 31, 2017. Results for the quarter ended March 31, 2018 included $2.6 million, or $0.02 per Share, of non-cash expense related to the embedded derivative in the preferred shares issued in the Post Properties merger and $3.8 million, or $0.03 per Share, of merger and integration costs related to the Post Properties merger. Results for the quarter ended March 31, 2017 included $2.3 million, or $0.02 per Share, of non-cash income related to the embedded derivative in the preferred shares issued in the Post Properties merger and $6.2 million, or $0.05 per Share, of merger and integration costs.

A reconciliation of FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, “Results for the first quarter were slightly ahead of our expectation and the mid-point of our guidance range. As compared to our forecast, higher net operating income and lower G&A expense drove the favorable performance. The busy summer leasing season is ahead of us and new supply deliveries remain elevated in several of our markets. But with continued strong demand for apartment housing across our high-growth markets and occupancy in a strong position, we’re encouraged with the solid start to the year.”

Highlights

•
The Same Store Portfolio generated a 1.8% increase in revenues for the first quarter of 2018 compared to the same period in the prior year supported by strong Average Physical Occupancy of 96.3%, which was 30 basis points higher than the same period last year, and Average Effective Rent per Unit growth of 1.4%.

•
Operating efficiencies and benefits associated with enhanced scale from the Post Properties merger continue to generate cost savings and supported a low 1.6% increase in Same Store property operating expenses for the first quarter of 2018 as compared to the same period in the prior year.

•
Strong demand for apartment housing and superior resident service continues to support low resident turnover as resident move outs for the Same Store Portfolio for the first quarter of 2018 reached a historic low of 49.6% on a rolling twelve month basis while also capturing strong 5.5% growth in renewing lease rents.

•
During the first quarter of 2018, MAA completed development of Post River North located in Denver, Colorado, which contains 359 units. The property is expected to reach stabilization in the second quarter of 2019.

•
As of the end of the first quarter of 2018, MAA had two multifamily projects under development, which included 578 units, with a total projected cost of $125.8 million and an estimated $24.4 million remaining to be funded as of March 31, 2018.

•
As of the end of the first quarter of 2018, five properties remained in lease-up, including Post River North, which was completed during the quarter, with average quarter-end physical occupancy of 56.1%.

•
Subsequent to the end of the quarter, the company acquired a new property located in Denver, Colorado that is still in its initial lease-up. The company entered into the acquisition agreement in December 2017, and closing was subject to completion of phase I construction activities and achieving certain performance requirements. MAA expects to initiate a phase II development at the property later this year.

•	During the first quarter of 2018, MAA completed renovation of 1,781 units under its redevelopment program, achieving average rental rate increases of 9.7% above non-renovated units.

First Quarter Same Store Portfolio Operating Results
To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties which were stabilized and which were owned by the company at the beginning of the previous year. Post Properties communities became eligible to enter the Same Store Portfolio on January 1, 2018.

The Same Store Portfolio revenue growth of 1.8% during the first quarter of 2018 was primarily a result of a 1.4% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Physical Occupancy for the Same Store Portfolio was strong at 96.3% for the first quarter of 2018, an increase from 96.0% in the same period of the prior year. Property operating expenses increased 1.6% for the first quarter of 2018, with the largest portion of the growth related to property taxes and utilities, partially offset by lower building repair and maintenance, marketing and insurance costs.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Acquisition and Disposition Activity
During the first quarter of 2018, MAA did not acquire any apartment communities.

In April 2018, MAA acquired a new 374-unit multifamily apartment community, Sync36, located in Denver, Colorado, which will be recorded in second quarter results. The company entered into the acquisition agreement in December 2017, and closing was subject to completion of phase I construction activities and achieving certain performance requirements. The high-end community is located in the desirable Westminster submarket of Denver located equidistant from downtown Denver and Boulder. MAA plans to initiate development of a 79 unit phase II expansion of the property later in 2018.

During the first quarter of 2018, MAA closed on the disposition of a 34 acre land parcel and a 3 acre land parcel located in the Orlando, Florida and Gulf Shores, Alabama markets, respectively, for proceeds totaling $5.9 million, resulting in total net gains recognized on the sale of non-depreciable real estate assets of approximately $0.2 million.

In April 2018, MAA closed on the disposition of a 29 acre land parcel located in the Las Vegas, Nevada market for proceeds of $9.5 million, resulting in a net gain of $2.8 million on the sale of non-depreciable real estate assets, which will be recorded in second quarter results.

Development and Lease-up Activity
As of the end of the first quarter of 2018, MAA had two development communities under construction consisting of one new development community and one expansion project. Total development costs for the two communities are projected to be $125.8 million, of which an estimated $24.4 million remained to be funded as of the end of the first quarter. The expected average stabilized NOI yield on these communities is 6.2%. During the first quarter of 2018, MAA funded $16.2 million of construction costs on both current and completed development projects and expects to complete both developments in the second half of 2018.

MAA had five apartment communities, containing a total of 1,509 units, remaining in initial lease-up as of the end of the first quarter of 2018: Acklen West End, located in Nashville, Tennessee; The Denton II, located in Kansas City, Missouri; Post South Lamar II, located in Austin, Texas; Post Midtown, located in Atlanta, Georgia; and Post River North, located in Denver, Colorado. Physical occupancy for the five lease-up projects averaged 56.1% at the end of the first quarter of 2018.

Redevelopment Activity
MAA continues its interior redevelopment program at select apartment communities throughout the portfolio. During the first quarter of 2018, MAA redeveloped a total of 1,781 units at an average cost of $5,569 per unit, achieving average rental rate increases of 9.7% above non-renovated units. MAA expects a total of 7,500 to 8,500 units to be redeveloped in 2018.

Capital Expenditures
Recurring capital expenditures totaled $10.0 million for the first quarter of 2018, or approximately $0.09 per Share, as compared to $10.1 million, or $0.09 per Share, for the same period in 2017. These expenditures led to Adjusted Funds from Operations, or AFFO, of $1.35 per Share for the first quarter of 2018, compared to $1.37 per Share for the same period in 2017.

Redevelopment, revenue enhancing and other capital expenditures during the first quarter of 2018 were $25.6 million, as compared to $16.4 million for the same period in 2017. These expenditures led to Funds Available for Distribution, or FAD, of $134.0 million for the first quarter of 2018, compared to $145.2 million for the same period in 2017. Dividends and distributions paid on common shares and noncontrolling interests during the first quarter of 2018 were $108.7 million, as compared to $102.5 million for the same period in 2017.

A reconciliation of FFO, AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, AFFO and FAD, can be found later in this release.

Financing Activities
During the first quarter of 2018, MAA paid off $38.3 million of the remaining balance on a secured property mortgage.

Balance Sheet
As of March 31, 2018:

•
Total debt to total assets (as defined in the covenants for the bonds issued by MAA's primary operating partnership, Mid-America Apartments, L.P., or MAALP) was 33.1%, compared to 33.2% as of December 31, 2017;

•	Total debt outstanding was $4.5 billion at an average effective interest rate of 3.6%;

•	82.1% of total debt was fixed or hedged against rising interest rates for an average of 4.4 years;

•	Approximately $607.2 million combined cash and capacity under MAA's unsecured revolving credit facility was available; and

•	Unencumbered NOI was 85.2% of total NOI, as compared to 84.8% as of December 31, 2017.

Merger Related Activities
Integration efforts associated with the merger of MAA and Post Properties continue to progress well and in line with the company's expectations. Activities surrounding the full integration of the operating, financial reporting and technology platforms of the two companies are in the final stages and are expected to be completed later this year. In connection with the Post Properties merger, MAA incurred a total of $3.8 million, or $0.03 per Share, of merger and integration costs during the first quarter of 2018. Integration costs were primarily related to temporary systems, staffing, facilities and consulting costs necessary for the integration of the companies' business platforms. MAA expects to incur additional integration costs as integration efforts are completed during 2018 and such costs are considered in the 2018 guidance outlined below.

MAA continues to forecast expected synergies of approximately $20.0 million in gross overhead costs (combined general and administrative costs and property management expense savings) to be realized from the Post Properties merger. MAA continues to benefit from the anticipated additional opportunities and savings being gained from enhanced efficiencies due to increased portfolio scale, from reconciling various operating practices between the two companies, from significant redevelopment opportunities at a number of properties in the legacy Post Properties portfolio, and from an improved cost of capital due to increased strength and liquidity of the combined balance sheet.

As part of the Post Properties merger, MAA issued 867,846 shares of publicly traded preferred stock in exchange for 867,846 shares of publicly traded preferred stock previously issued by Post Properties. The MAA preferred shares have the same rights, preferences, privileges and voting powers as those of the Post Properties preferred shares. The preferred shares have a $50 per share redemption price with an 8.5% cumulative coupon and are redeemable beginning in October 2026. At the time of the Post Properties merger, the preferred shares had a market value in excess of the $50 redemption price, which created an implied embedded derivative. GAAP requires that the derivative be bifurcated from the preferred shares and recorded at fair market value each period. Due to the low volume of trading for the preferred shares and changes in market interest rates, the valuation outcome can be volatile. During the first quarter of 2018, MAA recorded $2.6 million of non-cash expense related to the change in value of the embedded derivative, resulting in a recorded derivative value of $18.5 million at March 31, 2018. MAA believes the quarterly revaluation of the embedded derivative has no significant economic impact on the company and expects the valuation to remain volatile.

97th Consecutive Quarterly Common Dividend Declared
MAA declared its 97th consecutive quarterly common dividend at an annual rate of $3.69 per common share, which was paid on April 30, 2018 to holders of record on April 13, 2018.

2018 Net Income per Diluted Common Share and FFO and AFFO per Share Guidance
MAA is reaffirming prior 2018 guidance for Net income per diluted common share, as well as FFO per Share and AFFO per Share, which are non-GAAP measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As outlined in the definitions of non-GAAP measures accompanying this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT, definition. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets and certain other non-routine items.

Net income per diluted common share is expected to be in the range of $1.78 to $2.08 per diluted common share for the full year of 2018. FFO per Share for the year is expected to be in the range of $5.85 to $6.15 per Share, or $6.00 per Share at the midpoint. MAA expects FFO for the second quarter of 2018 to be in the range of $1.43 to $1.53 per Share, or $1.48 per Share at the midpoint. MAA does not forecast Net income per diluted share on a quarterly basis as it is not reasonable to accurately predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year).

Supplemental Material and Conference Call
Supplemental data to this release can be found under the "Financial Results" navigation tab on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss first quarter results on Thursday, May 3, 2018, at 9:00 AM Central Time. The conference call-in number is 877-888-4291. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. MAA's filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA, an S&P 500 company, is a real estate investment trust, or REIT, focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities throughout the United States. As of March 31, 2018, MAA had ownership interest in 100,490 apartment units, including communities currently in development, across 17 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements about the anticipated benefits from the completed merger with Post Properties and statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, operating performance and results and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets, which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed within budget and on a timely basis or to lease-up as anticipated, if at all;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	difficulty in integrating MAA's and Post Properties' businesses;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	cyberliability or potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons;

•	other risks identified in this press release and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. Except as required by law, we undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data	Three months ended March 31,
	2018	2017
Rental and other property revenues	$386,017	$378,908

Net income available for MAA common shareholders	$48,097	$40,983

Total NOI(1)	$241,613	$237,635

Earnings per common share:(2)
Basic	$0.42	$0.36
Diluted	$0.42	$0.36

Funds from operations per Share - diluted:(2)
FFO(1)	$1.44	$1.46
AFFO(1)	$1.35	$1.37

Dividends declared per common share	$0.9225	$0.8700

Dividends/ FFO (diluted) payout ratio	64.1%	59.6%
Dividends/ AFFO (diluted) payout ratio	68.3%	63.5%

Consolidated interest expense	$40,905	$36,584
Mark-to-market debt adjustment	2,951	4,417
Debt discount and debt issuance cost amortization	(1,383)	(1,271)
Capitalized interest	795	2,020
Total interest incurred	$43,268	$41,750

Amortization of principal on notes payable	$2,710	$3,074

(1) A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO and AFFO to Net income available for MAA common shareholders.
(2) See "Share and Unit Data" section for additional information.

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except share price	As of
	March 31, 2018	December 31, 2017
Gross Assets(1)	$13,612,291	$13,566,990
Gross Real Estate Assets(1)	$13,448,148	$13,395,413
Total debt	$4,498,851	$4,502,057
Common shares and units outstanding	117,886,987	117,834,752
Share price	$91.24	$100.56
Book equity value	$6,528,145	$6,584,302
Market equity value	$10,756,009	$11,849,463
Net Debt/Recurring Adjusted EBITDAre (2)	5.03x	5.04x

(1) A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2) Recurring Adjusted EBITDAre in this calculation represents the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre, Adjusted EBITDAre and Recurring Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Dollars in thousands, except per share data	Three months ended March 31,
	2018	2017
Revenues:
Rental and other property revenues	$386,017	$378,908
Expenses:
Operating expense, excluding real estate taxes and insurance	89,148	87,300
Real estate taxes and insurance	55,256	53,973
Depreciation and amortization	120,744	129,997
Total property operating expenses	265,148	271,270
Property management expenses	12,880	10,981
General and administrative expenses	10,132	12,840
Merger and integration related expenses	3,799	6,161
Income before non-operating items	94,058	77,656
Interest expense	(40,905)	(36,584)
Loss on sale of depreciable real estate assets	—	(73)
Gain on sale of non-depreciable real estate assets	150	—
Other non-operating (expense) income	(2,341)	2,711
Income before income tax expense	50,962	43,710
Income tax expense	(640)	(651)
Income from continuing operations before real estate joint venture activity	50,322	43,059
Income from real estate joint venture	498	357
Net income	50,820	43,416
Net income attributable to noncontrolling interests	1,801	1,511
Net income available for shareholders	49,019	41,905
Dividends to MAA Series I preferred shareholders	922	922
Net income available for MAA common shareholders	$48,097	$40,983

Earnings per common share - basic:
Net income available for common shareholders	$0.42	$0.36

Earnings per common share - diluted:
Net income available for common shareholders	$0.42	$0.36

Dividends declared per common share	$0.9225	$0.8700

SHARE AND UNIT DATA
Shares and units in thousands	Three months ended March 31,
	2018	2017
Net Income Shares (1)
Weighted average common shares - basic	113,507	113,338
Weighted average partnership units outstanding	—	4,219
Effect of dilutive securities	—	307
Weighted average common shares - diluted	113,507	117,864
Funds From Operations Shares And Units
Weighted average common shares and units - basic	117,689	117,557
Weighted average common shares and units - diluted	117,893	117,802
Period End Shares And Units
Common shares at March 31,	113,745	113,575
Partnership units at March 31,	4,142	4,217
Total common shares and units at March 31,	117,887	117,792

(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA's Quarterly Report on Form 10-Q for the three months ended March 31, 2018, expected to be filed with the SEC on or about May 3, 2018.

CONSOLIDATED BALANCE SHEETS (Unaudited)
Dollars in thousands
	March 31, 2018	December 31, 2017
Assets
Real estate assets:
Land	$1,836,417	$1,836,417
Buildings and improvements and other	11,363,738	11,281,504
Development and capital improvements in progress	93,089	116,833
	13,293,244	13,234,754
Less: Accumulated depreciation	(2,194,915)	(2,075,071)
	11,098,329	11,159,683
Undeveloped land	50,198	57,285
Investment in real estate joint venture	45,000	44,956
Real estate assets, net	11,193,527	11,261,924
Cash and cash equivalents	59,706	10,750
Restricted cash	22,404	78,117
Other assets	135,039	135,807
Assets held for sale	6,700	5,321
Total assets	$11,417,376	$11,491,919

Liabilities and equity
Liabilities:
Unsecured notes payable	$3,566,664	$3,525,765
Secured notes payable	932,187	976,292
Accrued expenses and other liabilities	390,380	405,560
Total liabilities	4,889,231	4,907,617
Redeemable common stock	7,782	10,408
Shareholders' equity
Preferred stock	9	9
Common stock	1,135	1,134
Additional paid-in capital	7,127,740	7,121,112
Accumulated distributions in excess of net income	(840,642)	(784,500)
Accumulated other comprehensive income	3,000	2,157
Total MAA shareholders' equity	6,291,242	6,339,912
Noncontrolling interests - Operating Partnership units	226,815	231,676
Total Company's shareholders' equity	6,518,057	6,571,588
Noncontrolling interest - consolidated real estate entity	2,306	2,306
Total equity	6,520,363	6,573,894
Total liabilities and equity	$11,417,376	$11,491,919

RECONCILIATION OF FFO, AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Amounts in thousands, except per share and unit data	Three Months Ended March 31,
	2018	2017
Net income available for MAA common shareholders	$48,097	$40,983
Depreciation and amortization of real estate assets	119,566	128,968
Loss on sale of depreciable real estate assets	—	73
Depreciation and amortization of real estate assets of real estate joint venture	145	152
Net income attributable to noncontrolling interests	1,801	1,511
Funds from operations attributable to the Company	169,609	171,687
Recurring capital expenditures	(10,008)	(10,098)
Adjusted funds from operations	159,601	161,589
Redevelopment and revenue enhancing capital expenditures	(15,967)	(12,316)
Other capital expenditures	(9,627)	(4,096)
Funds available for distribution	$134,007	$145,177

Dividends and distributions paid	$108,741	$102,458

Weighted average common shares - diluted	113,507	117,864
Weighted average common shares and units - diluted	117,893	117,802

Earnings per common share - diluted:
Net income available for common shareholders	$0.42	$0.36

Funds from operations per Share - diluted	$1.44	$1.46
Adjusted funds from operations per Share - diluted	$1.35	$1.37

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Dollars in thousands	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net Operating Income
Same Store NOI	$225,350	$227,369	$221,183
Non-Same Store NOI	16,263	15,059	16,452
Total NOI	241,613	242,428	237,635
Depreciation and amortization	(120,744)	(119,423)	(129,997)
Property management expenses	(12,880)	(11,581)	(10,981)
General and administrative expenses	(10,132)	(9,459)	(12,840)
Merger and integration expenses	(3,799)	(5,492)	(6,161)
Other non-operating (expense) income	(2,341)	3,320	2,711
Interest expense	(40,905)	(39,746)	(36,584)
Gain (loss) on sale of depreciable real estate assets	—	68,341	(73)
Income tax expense	(640)	(709)	(651)
Gain (loss) on sale of non-depreciable real estate assets	150	(21)	—
Income from real estate joint venture	498	349	357
Net income attributable to noncontrolling interests	(1,801)	(4,557)	(1,511)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)
Net income available for MAA common shareholders	$48,097	$122,528	$40,983

RECONCILIATION OF EBITDA, EBITDAre, ADJUSTED EBITDAre AND RECURRING ADJUSTED EBITDAre TO NET INCOME
Dollars in thousands	Three Months Ended		Twelve Months Ended
	March 31,	March 31,	March 31,	December 31,
	2018	2017	2018	2017
Net income	$50,820	$43,416	$347,940	$340,536
Depreciation and amortization	120,744	129,997	484,455	493,708
Interest expense	40,905	36,584	159,072	154,751
Income tax expense	640	651	2,608	2,619
EBITDA	213,109	210,648	994,075	991,614
Loss (gain) on sale of depreciable real estate assets	—	73	(127,458)	(127,385)
Adjustments to reflect the Company's share of EBITDAre of unconsolidated affiliates	305	311	1,228	1,234
EBITDAre	213,414	211,032	867,845	865,463
Gain on debt extinguishment (1)	(219)	(123)	(3,292)	(3,196)
Net casualty (gain) loss and other settlement proceeds (1)	(9)	91	(214)	(114)
Gain on sale of non-depreciable assets	(150)	—	(171)	(21)
Adjusted EBITDAre	213,036	211,000	864,168	862,132
Merger and integration expenses	3,799	6,161	17,628	19,990
Recurring Adjusted EBITDAre	$216,835	$217,161	$881,796	$882,122

(1)	Included in Other non-operating (expense) income on the Consolidated Statements of Operations

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE
Dollars in thousands	As of
	March 31,	December 31,
	2018	2017
Unsecured notes payable	$3,566,664	$3,525,765
Secured notes payable	932,187	976,292
Total debt	4,498,851	4,502,057
Cash and cash equivalents	(59,706)	(10,750)
1031(b) exchange proceeds included in Restricted cash	—	(47,668)
Net Debt	$4,439,145	$4,443,639

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS
Dollars in thousands	As of
	March 31,	December 31,
	2018	2017
Total assets	$11,417,376	$11,491,919
Accumulated depreciation	2,194,915	2,075,071
Gross Assets	$13,612,291	$13,566,990

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET
Dollars in thousands	As of
	March 31,	December 31,
	2018	2017
Real estate assets, net	$11,193,527	$11,261,924
Accumulated depreciation	2,194,915	2,075,071
Cash and cash equivalents	59,706	10,750
1031(b) exchange proceeds included in Restricted cash	—	47,668
Gross Real Estate Assets	$13,448,148	$13,395,413

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre
For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, is composed of EBITDAre adjusted for net gain or loss on non-depreciable asset sales, insurance and other settlement proceeds, and gain or loss on debt extinguishment. As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance. MAA's computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre. Adjusted EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Adjusted Funds From Operations (AFFO)
AFFO is composed of FFO less recurring capital expenditures. In order to better align the classification of capital expenditures with business goals, certain capital expenditures related to commercial properties have been reclassified out of recurring capital expenditures for comparative purposes. AFFO should not be considered as an alternative to Net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers AFFO to be an important measure of performance from operations because AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Same Store NOI
Same Store NOI represents total operating revenues less total property operating expenses, excluding depreciation, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

EBITDA
For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

EBITDAre
For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of net income plus depreciation and amortization, interest expense, income taxes, gain or loss on sale of depreciable asset sales and adjustments to reflect MAA's share of EBITDAre of unconsolidated affiliates. As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA's definition of EBITDAre is in accordance with NAREIT's definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Funds Available for Distribution (FAD)
FAD is composed of FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to Net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)
FFO represents net income available for MAA common shareholders (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, asset impairment, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation and amortization of real estate assets, and adjustments for joint ventures to reflect FFO on the same basis. Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA's definition of FFO is in accordance with the NAREIT's definition, it may differ from the methodology for calculating FFO utilized by other REITs

NON-GAAP FINANCIAL MEASURES (CONTINUED)
and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets
Gross Assets represents Total assets plus Accumulated depreciation and accumulated depreciation for Assets held for sale, which is included in "Assets held for sale" on the Consolidated Balance Sheets. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets
Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and accumulated depreciation for Assets held for sale, which is included in "Assets held for sale" on the Consolidated Balance Sheets, plus Cash and cash equivalents plus 1031(b) exchange proceeds included in "Restricted cash" on the Consolidated Balance Sheets. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt
Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) proceeds included in "Restricted cash" on the Consolidated Balance Sheets. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)
Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Recurring Adjusted EBITDAre
Recurring Adjusted EBITDAre represents Adjusted EBITDAre further adjusted to exclude certain items that are not considered part of MAA's core business operations such as acquisition and merger and integration expenses. MAA believes Recurring Adjusted EBITDAre is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. MAA's definition of Recurring Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Recurring Adjusted EBITDAre. Recurring Adjusted EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit
Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average Physical Occupancy represents the average of the daily physical occupancy for the quarter.

Development Communities
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

OTHER KEY DEFINITIONS (CONTINUED)

Lease-up Communities
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized. Communities are considered stabilized after achieving at least 90% occupancy for 90 days.

Non-Same Store Portfolio
Non-Same Store Portfolio includes recent acquisitions, communities that have been identified for disposition, and communities that have undergone a significant casualty loss.

Same Store Portfolio
MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities are considered stabilized after achieving at least 90% occupancy for 90 days. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Total Market Capitalization
Total Market Capitalization equals the number of shares of common stock plus units not held by MAA at period end multiplied by the closing stock price at period end, plus total debt outstanding.

Unencumbered NOI
Unencumbered NOI represents NOI generated by our unencumbered assets (as defined in MAALP's bond covenants).

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com